Exhibit 10.1

2011 AMENDMENT TO THE

CASH AMERICA INTERNATIONAL, INC.

2008 LONG TERM INCENTIVE PLAN

FOR CASH AMERICA NET HOLDINGS, LLC

THIS AMENDMENT (this “Amendment”) to the Cash America International, Inc. 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “Plan”) hereby is adopted by the Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Cash America International, Inc.

BACKGROUND

A.	The Plan has been used to attract and retain employees for Cash America Net Holdings, LLC and its subsidiaries (“CashNetUSA”).

B.	Section 8.1 of the Plan provides the Committee with the authority to amend and terminate the Plan as long as any such amendment or termination does not adversely affect a Plan participant’s rights with respect to any outstanding award.

C.	The Third Vesting Date (as defined in the Plan before this Amendment) has not yet occurred with respect to any Awards granted under the Plan.

D.	The Committee has determined to amend the Plan, in part, (i) by accelerating the vesting date to January 26, 2011 of a prorated portion of the unvested Units (as defined in the Plan) that were outstanding on such date; and (ii) by paying out all unpaid amounts under vested Awards no later than March 31, 2011.

E.	The Committee also has determined that this Amendment will be effective for a Plan participant only if such participant agrees to forfeit all of the Units that have not vested on or before January 26, 2011 under the terms of this Amendment.

F.	Finally, the Committee has determined that this Amendment will not affect the short-term deferral rule exemption (under Section 409A of the Internal Revenue Code of 1986, as amended) for any award.

TERMS OF AMENDMENT

Effective as of January 26, 2011 (the “Amendment Effective Date”), the Plan hereby is amended as follows:

1. Section 2 is hereby amended by adding thereto, immediately following Section 2.16, the following new section:

2.16 A “Final Vesting Date Units” means the sum of the following with respect to each Award granted (whether granted on the

Initial Grant Date or any Interim Grant Dates) before the Final Vesting Date: (i) the total number of Units that vested as of the First and Second Vesting Dates (if any) occurring on or before the Final Vesting Date; plus (ii) the number of all other outstanding Units granted under such Award multiplied by a fraction (A) the numerator of which is the number of months during the period from the most recent Vesting Date (or from the Grant Date if no Vesting Date occurred on or before the Final Vesting Date) through the Final Vesting Date and (B) the denominator of which is the number of months during the period from the most recent Vesting Date (or from the Grant Date if no Vesting Date occurred on or before the Final Vesting Date) through the third anniversary of the Grant Date. For purposes of determining the Final Vesting Date Units, the number of months during any period shall be rounded (up or down) to the nearest full month. All Units that do not qualify as Final Vesting Date Units shall be forfeited and eliminated. Any fractional Units that vest in accordance with this Section 2.16 A shall be rounded up to the next whole Unit.

2. Section 2.28 hereby is amended by deleting said section in its entirety and by substituting in lieu thereof the following:

2.28 “Vesting Date” means (i) the anniversary date (if any) occurring in each year after the applicable Grant Date and on or before January 26, 2011 (the “First Vesting Date” or the “Second Vesting Date,” as applicable), and (ii) January 26, 2011 (the “Final Vesting Date”). With respect to the Initial Grant Date, the First Vesting Date shall be October 31, 2009, and the Second Vesting Date shall be October 31, 2010.

3. Section 2.29 hereby is amended by deleting said section in its entirety and by substituting in lieu thereof the following:

2.29 “Vesting Date LTM EBITDA” means, for each Vesting Date, the following: (i) the “First Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the First Vesting Date (if any); (ii) the “Second Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the Second Vesting Date (if any); and (iii) the “Final Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the Final Vesting Date.

4. Sections 3.1 through 3.4 hereby are amended by deleting said sections in their entirety, such that after the Amendment Effective Date no other awards will be granted under the Plan.

5. Section 4.1 hereby is amended by deleting said section in its entirety and by substituting in lieu thereof the following:

4.1 Vesting. Awards shall vest on the anniversary of the applicable Grant Date, in accordance with the following schedule:

Vesting Date	Percentage of Units Vesting

First Vesting Date (if any)	33 1/3%
Second Vesting Date (if any)	33 1/3%

All Final Vesting Date Units not previously vested as of a First Vesting Date or Second Vesting Date shall vest as of the Final Vesting Date. No Units shall vest after the Final Vesting Date.

6. Sections 5.1(b) and 5.1(c) are hereby amended by deleting said sections in their entirety and by substituting in lieu thereof the following:

(b) Second Vesting Date. With respect to all Units granted to the Participant that vest on or before the Second Vesting Date, including any Units that vested as of the First Vesting Date, an amount equal to the excess (if any) of (x) twenty-five percent 25% of the total Unit Value (determined as of the Second Vesting Date) of each of such vested Units over (y) the amount paid to the Participant (or his Beneficiary) following the First Vesting Date pursuant to Subsection 5.1(a) above (as such amount was valued as of such First Vesting Date), shall be paid to the Participant (or his Beneficiary) within 90 days after the Second Vesting Date. The portion of the Unit Value payable in connection with the Second Vesting Date on Units that vest on or before the Second Vesting Date less the payments made on certain of such Units in connection with the First Vesting Date, if any, shall not be less than zero. Unit Values for Units vesting on or before the Second Vesting Date shall remain subject to adjustment as of the Final Vesting Date (as set forth below), such that any subsequent payment shall remain subject to a substantial risk of forfeiture within the meaning of Code Section 409A.

(c) Final Vesting Date. With respect to all Final Vesting Date Units, an amount equal to the excess (if any) of (x) the total Unit Value (determined as of the Final Vesting Date) of each of such vested Units, over (y) the sum of the amounts paid to the Participant (or his Beneficiary) following the First and Second Vesting Dates (if any) pursuant to Subsections 5.1(a) and (b) above (as such amounts were valued as of each of any such First and Second Vesting Dates, respectively), shall be paid to the Participant (or his Beneficiary) between January 26, 2011 and March 31, 2011, provided that the amounts payable pursuant to this Section 5.1(c), if any, shall not be less than zero.

7. Sections 5.2 through 5.4 hereby are amended by deleting said sections in their entirety and by substituting in lieu thereof the following:

5.2 Form of Payment.

(a) Officers of the Company. With respect to payments to Participants who were Company officers on the applicable Grant Date, for Units vesting on the First and Second Vesting Dates, such payments shall be in the form of Shares, based on the Share Value as of the applicable Vesting Date. The Units vesting on the Final Vesting Date shall be paid in cash. In its sole discretion, the Committee, in its discretion, may make any payment under this section in cash, in lieu of Shares.

(b) Other Participants. With respect to payments to Participants who were not Company officers on the applicable Grant Date, all payments shall be in cash.

5.3 Payment upon Change in Control. Notwithstanding the foregoing, upon a Change in Control and subject to satisfaction of the LTM EBITDA growth requirement set forth in Section 5.1(d), the amount payable with respect to each outstanding Award shall be equal to the excess (if any) of (x) the total Unit Values (determined as of the date of the Change in Control) over (y) the sum of all payments made to the Participant (or his Beneficiary) pursuant to Section 5.1 prior to the date of such Change in Control. The date of the Change in Control shall be considered the Final Vesting Date, and the Share Value and the amount payable under an Award shall be determined as of the quarter ended immediately preceding the Change in Control. The amounts payable in respect of such Awards shall be paid within 60 days following the date of such Change in Control. For Participants who were Company officers on the applicable Grant Date, such payment shall be in the form of Shares and/or cash, as determined by the Committee in its discretion and any amount paid in Shares shall be based on the Share Value as of the date of the Change in Control. For all other Participants, such payment shall be in cash.

5.4 Payment in the Event of Termination Other Than For Cause. If a Participant terminates employment with the Company and all of its subsidiaries, whether voluntarily or involuntarily (including by death), for any reason other than for Cause, prior to the payment of any vested Award, the payment of any such vested and unpaid portion of an Award, if any, shall be made in accordance with Sections 5.1 or 5.3, as applicable, and shall be in the form prescribed in Sections 5.2 or 5.3, as applicable; provided, however, the total Unit Values for any such vested and unpaid portion of an Award as of the Final Vesting Date shall be the lesser of (a) the Unit Value for each of such Units as of the Final Vesting Date, or (b) the Unit Value for each of such Units calculated as if the LTM EBITDA on the Final Vesting Date was the LTM EBITDA as of the last day of the quarter immediately preceding the last Vesting Date that occurred immediately prior to the Participant’s termination date. In the case of termination by death, such payments will be made to the Participant’s Beneficiary.

8. Paragraph 4 of this Amendment shall apply to all Plan participants. All other paragraphs of this Amendment shall apply only to Plan participants who agree to the forfeiture of the number of their outstanding Units, which are not included in the Final Vesting Date Units, as defined in Section 2.16A(ii) of the Plan (as amended by this Amendment). For all Plan participants who do not so consent, the Plan shall remain unaffected by this Amendment, except for Paragraph 4 hereof.

9. With respect to all Participants who consent to the forfeiture of Units (as provided in Paragraph 6 hereof), once all payments due under the Plan relating to the Final Vesting Date (as defined in the Plan, as amended hereby) have been made, the Plan shall be terminated in its entirety.

10. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

This Amendment is executed this 26th day of January, 2011.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ James H. Graves
James H. Graves
Chairman, Management Development
and Compensation Committee

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